Exhibit 99.9	TRANSLATION

Proxy Agreement

This Proxy Agreement (the “Agreement”) is entered into as of August 9, 2004 between the following two parties in Beijing.

Robin Yanhong Li: a citizen of People’s Republic of China (the “PRC”)

Eric Yong Xu: a citizen of PRC

Baidu Online Network Technology (Beijing) Co., Ltd.: a wholly foreign-owned enterprise registered in Beijing under the laws of PRC (the “Company”)

WHEREAS

1.	Robin and Eric established Beijing Baidu Netcom Science and Technology Co., Ltd. (the “ICP Company”) on June 5, 2001, in which Robin owns 75% equity interests of ICP Company and Eric owns 25% equity interests of ICP Company;

2.	Robin is willing unlimitedly entrust the person designated by the Company with the shareholder’s voting right at the shareholder’s meeting of ICP Company.

3.	Eric is willing unlimitedly entrust the person designated by the Company with the shareholder’s voting right at the shareholder’s meeting of ICP Company.

NOW THEREFORE, the parties agree as follows:

1	Robin hereby agrees to irrevocably entrust the person designated by the Company with his shareholder’s voting rights and other shareholder’s right for representing him to exercise such rights at the shareholder’s meeting of ICP Company in accordance with the laws and its Article of Association, including but not limited to the rights to sell or transfer all or any of his equity interests of ICP company, and appoint and vote the directors and Chairman as the authorized representative of shareholder of ICP Company.

2	The Company agrees to designate the person who accepts the entrustment authorized by Robin pursuant to the Article 1 of this Agreement, and this person shall represent Robin to exercise his shareholder’s voting rights and shareholder’s rights pursuant to this Agreement.

3	Eric hereby agrees to irrevocably entrust the person designated by the Company with his shareholder’s voting rights and other shareholder’s right for representing him to exercise such rights at the shareholder’s meeting of ICP Company in accordance with the laws and its Article of Association, including but not limited to the rights to sell or transfer all or any of his equity interests of ICP company, and appoint and vote the directors and Chairman as the authorized representative of shareholder of ICP Company.

Exhibit 99.9	TRANSLATION

4	The Company agrees to designate the person who accepts the entrustment authorized by Eric pursuant to the Article 3 of this Agreement, and this person shall represent Eric to exercise his shareholder’s voting rights and shareholder’s rights pursuant to this Agreement.

5	Robin and Eric hereby acknowledge that, whatever any change with the equity interests of ICP Company, they shall both entrust the person designated by the Company with all shareholder’s voting rights and all the rights of shareholders; if Robin and Eric transfer their equity interests of ICP Company to any individual or company, other than Baidu.com, Inc., the Company, or the individuals or entities designated by the Company (the “Transferee”), they shall impel and assure such Transferee to sign a agreement with the same terms and conditions of this Agreement while it signs any equity transfer agreement and to entrust the person designated by the Company with the shareholder’s voting rights and other shareholder’s rights of Transferee.

6	Robin and Eric hereby acknowledge that if neither Robin nor Eric holds the equity interests of ICP Company, the other person shall continue to perform this Agreement.

7	Robin and Eric hereby acknowledge that if the Company withdraws the appointment of the relevant person, they will withdraw the appointment and authorization to this person and authorize other persons designated by the Company for exercising their shareholder’s voting rights and other rights of themselves at the shareholder’s meeting of ICP Company.

8	This Agreement has been duly executed by the parties’ authorized representatives as of the date first set forth above and shall be effective simultaneously.

9	The effective term shall be ten (10) years and may be extended by the written agreement among the parties upon the expiration of this Agreement.

10	Any amendment and/or rescission shall be agreed by the Parties in written.

Exhibit 99.9	TRANSLATION

[Signature Page]

Robin

Signature:	/s/ Yanhong Li

Eric

Signature:	/s/ Yong Xu

Baidu Online Network Technology (Beijing) Co., Ltd.

Authorized Representative:	/s/ Shawn Wang
Name:
Title:

This Agreement is agreed and accepted by:

Beijing Baidu Netcom Science and Technology Co., Ltd.

Authorized Representative:	/s/ Yanhong Li
Name:
Title:

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